UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2010

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 20, 2010, OMNI Energy Services Corp. (the “Company”) received a letter from the NASDAQ Stock Market (the “NASDAQ Letter”) indicating that the Company was not in compliance with the continued listing requirements of NASDAQ Listing Rule 5250(c)(1) because the Company did not timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (the “Form 10-Q”). NASDAQ Listing Rule 5250(c)(1) requires the Company to file, on a timely basis, all required periodic financial reports and other documents with the Securities and Exchange Commission. The NASDAQ Letter requests that the Company submit a plan to regain compliance with the continued listing requirements by July 19, 2010.

As previously reported in a Form 12b-25 Notification of Late Filing made by the Company on May 18, 2010, the Audit Committee of the Company’s Board of Directors, with the assistance of management, is conducting an internal review related to the Company’s accounting for subordinated promissory notes in connection with certain acquisitions which occurred in prior periods. Until the completion of this review, the Company is unable to complete the preparation of its Form 10-Q. The Company plans to file the Form 10-Q as soon as practicable after the completion of this review, the completion of any additional accounting work required as a result of this review, and after the review of its financial statements for the quarter ended March 31, 2010 by the Company’s independent registered public accountants.

The Company is in the process of completing a plan to regain compliance with the NASDAQ rules for submission to NASDAQ prior to the July 19, 2010 deadline. It is the Company’s intention to regain compliance as soon as practicable pending completion of the aforementioned internal review.

The Company issued a press release on May 24, 2010 disclosing its receipt of the NASDAQ Letter. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

99.1	Press Release issued by the Company on May 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.
Dated: May 26, 2010

	By:	/s/ Ronald D. Mogel
Senior Vice President
and Chief Financial Officer